Exhibit 10.23

SECOND AMENDMENT

to the

BANK OF THE SIERRA

SALARY CONTINUATION AGREEMENT

for

KENNETH TAYLOR

THIS SECOND AMENDMENT is entered into this 2nd day of January, 2014, by and between BANK OF THE SIERRA, a state-chartered commercial bank located in PORTERVILLE, CALIFORNIA (the “Bank”), and KENNETH TAYLOR (the “Executive”).

WHEREAS, the Bank and the Executive executed the Bank of the Sierra Salary Continuation Agreement on October 1, 2002, which was subsequently amended on December 22, 2006; and

WHEREAS, Article 7 of the Agreement provides that the Agreement may be amended upon mutual consent of the Bank and the Executive; and

WHEREAS, the purpose of this SECOND AMENDMENT is to waive the requirement that the Executive remain employed until age 65, and instead require that Executive remain employed until December 31, 2019, and that any voluntary termination of employment prior to that date will result in forfeiture of all benefits.

NOW, THEREFORE, pursuant to Article 7 of the Agreement, it is mutually agreed by and between the Bank and the Executive as follows:

1.	Section 1.7 of the Agreement shall be amended to remove the words “means the Executive attaining 65 years of age” and to replace them with the words “means the Executive has remained employed by the Bank until December 31, 2019.”

This Amendment supersedes any prior amendment on the same subject. To the extent any paragraph, term, or provision of the Agreement is not specifically amended herein, or in any other amendment thereto, such paragraph, term, or provision shall remain in full force and effect as set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date indicated above.

EXECUTIVE:	BANK:

BANK OF THE SIERRA

/s/ Kenneth Taylor	By	/s/ James Holly
Kenneth Taylor		James Holly

	Title	Chief Executive Officer